Exhibit 99(j)

FORM OF CUSTODIAN SERVICES AGREEMENT

THIS AGREEMENT is made as of June 12, 2008 by and between PFPC TRUST COMPANY, a limited purpose trust company incorporated under the laws of Delaware (“PFPC Trust”) and each of the registered investment companies and unregistered fund(s) listed on Appendix A attached hereto (as such may be amended from time to time) (each, a “Fund” and collectively the “Funds”).  Capitalized terms not otherwise defined shall have the meanings set forth in Appendix B.

Background

Each Fund wishes to retain PFPC Trust to provide custodian services, and PFPC Trust wishes to furnish custodian services (either directly or through an affiliate or affiliates), as more fully described herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Appointment.  Each Fund hereby appoints PFPC Trust to provide custodian services to the Fund as set forth herein and PFPC Trust accepts such appointment and agrees to furnish such services.  PFPC Trust shall be under no duty to take any action hereunder on behalf of a Fund except as specifically set forth herein or as may be specifically agreed to by PFPC Trust and the Fund in a written amendment hereto.  PFPC Trust shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by a Fund or by any other third party service provider to the Fund.

2.                                      Compliance with Laws.  PFPC Trust undertakes to comply with material applicable requirements of the Securities Laws and material laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC Trust hereunder.  Except as specifically set forth herein or in a separate agreement signed by PFPC Trust, PFPC Trust assumes no responsibility for such compliance by the Funds or any other entity.

3.                                      Instructions.

(a)                                  Unless otherwise provided in this Agreement, PFPC Trust shall act only upon Oral Instructions or Written Instructions.

(b)                                 PFPC Trust shall be entitled to rely upon any Oral Instruction or Written Instruction it receives pursuant to this Agreement.  PFPC Trust may assume that any Oral Instructions or Written Instructions received hereunder are not in any way inconsistent with the provisions of organizational documents of a Fund or of any vote, resolution or proceeding of the

Fund’s Governing Board, unless and until PFPC Trust receives Written Instructions to the contrary or unless PFPC Trust has actual knowledge to the contrary.

(c)                                  The Funds agree to forward to PFPC Trust Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC Trust or its affiliates) so that PFPC Trust receives the Written Instructions by the close of business on the same day that such Oral Instructions are received.  The fact that such confirming Written Instructions are not received by PFPC Trust or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC Trust’s ability to rely upon such Oral Instructions.

4.                                      Right to Receive Advice.

(a)                                  Advice of the Fund.  If PFPC Trust is in doubt as to any action it should or should not take, PFPC Trust may request directions or advice, including Oral Instructions or Written Instructions, from the applicable Fund.

(b)                                 Advice of Counsel.  If PFPC Trust shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC Trust may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or PFPC Trust, at the option of PFPC Trust).  PFPC Trust shall notify the Fund if such advice is requested from counsel for the Fund or the Fund’s investment adviser within a reasonable time after such request is made.

(c)                                  Conflicting Advice.  In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC Trust receives from a Fund, and the advice it receives from counsel, PFPC Trust may, in good faith, rely upon and follow the advice of counsel; provided that reasonable prior notice has been given  to the applicable Fund.  Upon receipt of such notice, the Fund shall promptly and timely notify PFPC Trust in writing of its agreement or disagreement to any actions or any omissions to act PFPC Trust proposes to take pursuant to counsel’s advice.  In the event that the Fund has timely notified PFPC Trust in writing of its disagreement, PFPC Trust and the Fund shall consult with each other in good faith to reach agreement on the actions or omissions that are the subject of the Fund’s objection.  In the event where, after such consultation, PFPC Trust and the Fund are unable to agree on the actions or omissions in question, PFPC Trust shall consult independent counsel reasonably acceptable to the Fund, and may rely upon the advice of such independent counsel.

(d)                                 No Obligation to Seek Advice.  Nothing in this section shall be construed so as to impose an obligation upon PFPC Trust (i) to seek such directions or advice or Oral Instructions or Written Instructions or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

5.                                      Records; Visits.  The books and records pertaining to the Funds which are in the possession or under the control of PFPC Trust shall be the property of the Funds.  Such books and records shall be prepared and maintained as required by the Securities Laws.  The Funds and Authorized Persons shall have access to such books and records at all times during PFPC Trust’s normal business hours.  Upon the reasonable request of a Fund, copies of any such books and records shall be provided by PFPC Trust to the Fund or to an authorized representative of the Fund, at the Fund’s expense.

6.                                      Confidentiality.

(a)                                  Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”).  Confidential Information shall include:

(i)                                    any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Funds or PFPC Trust, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

(ii)                                 any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Funds or PFPC Trust a competitive advantage over its competitors;

(iii)                              all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

(iv)                             anything designated as confidential.

(b)                                 Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if:

(i)	it is already known to the receiving party at the time it is obtained;

(ii)	it is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	it is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)	it is released by the protected party to a third party without restriction;

(v)	it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party provides prior written notice to the other party, if practicable under the circumstances );

(vi)	it is relevant to the defense of any claim or cause of action asserted against the receiving party;

(vii)

it is disclosed to independent contractors, auditors and professional advisors (including, without limitation, information disclosed in connection with an independent third party compliance or other review), provided such independent contractors, auditors and professional advisors are subject to substantially the same confidentiality provisions as the parties hereunder;

(viii)

it is disclosed by a party to its parent corporation, affiliates, subsidiaries and affiliated companies and employees, provided that each such party uses reasonable efforts to ensure that Confidential Information is not disclosed in breach of this Agreement;

(ix)

it is necessary for PFPC Trust to release such information in connection with the provision of services under this Agreement (provided the recipient of such information is subject to substantially the same confidentiality provisions as the parties hereunder); or

(x)	it has been or is independently developed or obtained by the receiving party.

(c)                                  PFPC Trust has adopted and implemented procedures to safeguard customer information and records that are reasonably designed to ensure the security and confidentiality of customer records and information.  PFPC Trust acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, its shall not disclose the non-public personal information of investors in the applicable Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

(d)                                 The provisions of this Section 6 shall survive termination of this Agreement for a period of three (3) years after such termination.

7.                                      Cooperation with Accountants.  PFPC Trust shall cooperate with each Fund’s independent public accountants and shall take all reasonable action to make any requested information available to such accountants as reasonably requested by the Fund.

8.                                      PFPC System.  PFPC Trust shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC Trust in connection with the services provided by PFPC Trust to the Funds; provided, however, that the foregoing language shall not grant PFPC Trust any right, title or interest to the foregoing items to the extent the foregoing items have been given to PFPC Trust by the Funds or as otherwise agreed to between the parties.

9.                                      Disaster Recovery.  PFPC Trust shall maintain during the term of this Agreement a reasonable back-up, business continuity and disaster recovery plan (“Plan”) that requires PFPC to maintain (and to be able to readily access) back-up files of the Fund’s data and records that PFPC is required to maintain pursuant to this Agreement at a location other than the site at which PFPC Trust maintains the primary copies of such data and records.  PFPC Trust will, on request, provide the Fund with a summary of the Plan/disaster recovery procedures.  PFPC Trust shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  In the event of equipment failures, PFPC Trust shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions.  PFPC Trust shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PFPC Trust’s own breach of its Standard of Care (defined in Section 11 below) in performing its duties or obligations under this Agreement.

10.                               Compensation.

(a)                                  As compensation for custody services rendered by PFPC Trust during the term of this Agreement, the Funds will pay to PFPC Trust a fee or fees as may be agreed to in writing from time to time by the Funds and PFPC Trust.  Each Fund acknowledges that PFPC Trust may receive float benefits in connection with maintaining certain accounts required to provide services under this Agreement.  PFPC Trust shall at its own expense provide or procure the provision of such office accommodations, staffing and other facilities as may be required to enable it to perform the Services herein, provided that the Funds shall not be entitled to the exclusive use of any such accommodation or to the exclusive services of any particular member of PFPC Trust’s staff.

(b)                                 The Funds hereby represents and warrants to PFPC Trust that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC Trust or to the adviser or sponsor to the Funds in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC Trust to such adviser or sponsor or any affiliate of the Funds relating to this Agreement have been fully disclosed to and approved by each Fund’s Governing Board and that, if required by applicable law, such Governing Board has approved or will approve the terms of this Agreement, and such fees and expenses, and any such benefits.

(c)                                  Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, each Fund shall remain responsible for paying to PFPC Trust the fees set forth in the applicable fee letter.

11.                               Standard of Care/Limitations of Liability.

(a)                                  PFPC Trust shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement.  Subject to the terms of this Section 11 and Section 12, PFPC Trust shall be liable to a Fund (or any person or entity claiming through the Fund) and such Fund Indemnified Parties (as defined below) for damages only to the extent caused by PFPC Trust’s own willful misconduct, bad faith, negligence or reckless disregard of its duties under this Agreement (“Standard of Care”).

(b)                                 Notwithstanding anything in this Agreement to the contrary (other than as specifically provided in Section 13(h)(ii)(B)(4) and Section 13(h)(iii)(A) of this Agreement), the Funds shall be responsible for all filings, tax returns and reports on any transactions undertaken pursuant to this Agreement, or in respect of the Property or any collections undertaken pursuant to this Agreement, which may be requested by any relevant authority.  In addition, the Funds shall be responsible for the payment of all taxes and similar items (including without limitation penalties and interest related thereto).

(c)                                  PFPC Trust shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of public utilities, public transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party.  In any such event, PFPC Trust shall give commercially reasonable notice to the Funds, and shall use commercially reasonable efforts to minimize any interruption of services hereunder.  If the event continues to prevent or delay performance for thirty (30) days after the notice is given, the Funds may immediately terminate this Agreement by written notice to PFPC Trust.  This Section shall not relieve PFPC Trust of its obligations under Section 9 (Disaster Recovery).

(d)                                 PFPC Trust shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which conforms to the applicable requirements of this Agreement and which PFPC Trust reasonably believes to be genuine.  PFPC Trust shall not be liable for any damages that are caused by actions or omissions taken by PFPC Trust in reasonable reliance upon  Oral Instructions or Written Instructions or advice of counsel obtained in accordance with this Agreement.  PFPC Trust shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

(e)                                  PFPC Trust shall have no liability for any action by the Funds or by any of the Portfolio Funds that prevents or limits the redemption or other liquidation of the Property (including without limitation any action taken by any Portfolio Fund to suspend or curtail redemptions or to make distributions in kind, including distributions of illiquid investments).

(f)                                    Neither PFPC Trust nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PFPC Trust or its affiliates.

(g)                                 Each party shall have a duty to use commercially reasonable efforts to mitigate damages for which the other party may become responsible.

(h)                                 The provisions of this Section 11 shall survive termination of this Agreement.

12.                               Indemnification.

(a)                                  Each Fund, severally and not jointly, agrees to indemnify, defend and hold harmless PFPC Trust and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) (“Claims”) arising directly or indirectly from:; (a) any action taken or omitted to be taken by PFPC Trust in connection with the provision of services to the Fund; (b) any material breach of or default under any of the Fund’s representations, warranties or covenants made in any Subscription Document as provided or directed by the Fund; and (c) the Fund’s ownership of the Property (including, without limitation, Interests in any Portfolio Funds), except to the extent such Claims arise as a result of a breach of PFPC Trust’s Standard of Care hereunder.

(b)                                 PFPC Trust agrees to indemnify, defend and hold harmless the Funds and their directors, trustees, officers, agents and employees(“Fund Indemnified Parties”) to the extent any Claims arise as a result of a breach of PFPC Trust’s Standard of Care hereunder; provided, however, that in no event shall a Fund Indemnified Party be entitled to indemnification hereunder from any Claims arising directly or indirectly from a Fund Indemnified Party’s own negligence, intentional misconduct, fraud, bad faith or reckless disregard.

(c)                                  In any case in which a party (“Indemnified Party”) shall seek indemnification from any other (the “Indemnifying Party”) under this Section 12, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation.  The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim.  The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

(d)                                 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Section 12 shall be each party’s sole and exclusive remedy for claims or other actions or proceedings to which a party’s obligations pursuant to this Section 12 may apply.

(e)                                  The obligations of the parties hereto under this Section 12 shall survive termination of this Agreement.

13.                               Description of Services.

(a)                                  Delivery of the Property.  Each Fund will deliver or arrange for the delivery to PFPC Trust of all the Property owned by the Fund as to which PFPC Trust will serve as custodian under this Agreement, including cash received as a result of the placement of Shares, during the period that is set forth in this Agreement.  PFPC Trust will not be responsible for any assets until actual receipt.

(b)                                 Receipt and Disbursement of Money.  PFPC Trust, acting upon Written Instructions, shall open and maintain a separate account (the “Account”) in each Fund’s name using all cash and other assets received from or for the account of the Fund subject to the terms of this Agreement.  PFPC Trust shall make cash payments from or for the Account only for:

(i)                                    purchases of securities, including Interests, in the name of the Fund, PFPC Trust, PFPC Trust’s nominee or a sub-custodian or nominee thereof as provided in sub-section (j) and for which PFPC Trust has received (and, if applicable, executed) a copy of (A) the Subscription Document, or (B) the broker’s or dealer’s confirmation or (C) payee’s invoice, as appropriate;

(ii)                                 the repurchase or redemption of Shares of a Fund upon receipt of Written Instructions;

(iii)                              payment of, subject to Written Instructions, interest, taxes (provided that tax which PFPC Trust considers is required to be deducted or withheld “at source” will be governed by Section 12(h)(iii)(B) of this Agreement), administration, accounting, distribution, advisory or management fees or similar expenses which are to be borne by a Fund;

(iv)                             payment to, subject to receipt of Written Instructions, a Fund’s administrator, as agent for investors in the Fund, of an amount equal to the amount of any distributions stated in the Written Instructions to be distributed in cash by the administrator to such investors, or, in lieu of paying the Fund’s administrator, PFPC Trust may arrange for the direct payment of cash dividends and other distributions to such investors in accordance with procedures mutually agreed upon from time to time by and among the Fund, PFPC Trust and the Fund’s administrator;

(v)                                payments, upon receipt of Written Instructions, in connection with the redemption, conversion, exchange or surrender of securities owned or subscribed to by a Fund and held pursuant to this Agreement or delivered to PFPC Trust;

(vi)                             payments of, subject to receipt of Written Instructions, the amounts of dividends received with respect to securities sold short;

(vii)                          payments to PFPC Trust for its services hereunder;

(viii)                       payments made to a sub-custodian pursuant to provisions in sub-section (c) of this Section; and

(ix)                               other payments, upon Written Instructions.

PFPC Trust is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Fund.

(c)                                  Receipt of Securities; Sub-custodians.  PFPC Trust shall hold all securities received by it for a Fund in a separate account that physically segregates such securities from those of any other persons, firms or corporations, except for securities held in a Book-Entry System or through a sub-custodian or depository.  All such securities shall be held or disposed of only upon Written Instructions or otherwise pursuant to the terms of this Agreement.  PFPC Trust shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities or other investments, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction.  Pursuant to Written Instructions, PFPC Trust shall, as appropriate, hold all Subscription Documents related to and evidencing the Fund’s investments in or holdings in Portfolio Funds which are held by PFPC Trust for the benefit of the Fund.  In no case may any member of the Fund’s Governing Board, officer, employee or agent of the Fund withdraw any securities.

At PFPC Trust’s own expense and for its own convenience, PFPC Trust may enter into sub-custodian agreements with other United States banks or trust companies to perform duties described in this sub-section (c) with respect to domestic assets.  Such bank or trust company shall have aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000), if it is a subsidiary or affiliate of PFPC Trust, or at least twenty million dollars ($20,000,000) if such bank or trust company is not a subsidiary or affiliate of PFPC Trust.  Such bank or trust company must be qualified to act as custodian under the 1940 Act and agree to comply with relevant provisions of applicable rules and regulations.  Any such arrangement will be entered into with prior written notice to the Fund (or as otherwise provided in the 1940 Act).

In addition, PFPC Trust may enter into arrangements with sub-custodians with respect to services regarding foreign assets. Any such arrangement will not be entered into without prior written notice to the Fund (or as otherwise provided in the 1940 Act).

Sub-custodians utilized by PFPC Trust may be subsidiaries or affiliates of PFPC Trust, and such entities will be compensated for their services at such rates as are agreed between the entity and PFPC Trust.  PFPC Trust shall remain responsible and hold the Fund harmless for the acts and omissions of any sub-custodian chosen by PFPC Trust under the terms of this sub-section (c) to the same extent that PFPC Trust is responsible for its own acts and omissions under its Standard of Care under this Agreement.

(d)           Transactions Requiring Instructions.  Upon receipt of Oral Instructions or Written Instructions and not otherwise, PFPC Trust shall:

(i)	deliver any securities held for a Fund against the receipt of payment for the sale of such securities or otherwise in accordance with standard market practice;

(ii)

execute and deliver to such persons as may be designated in such Oral Instructions or Written Instructions, proxies, consents, authorizations, and any other instruments received by PFPC Trust as custodian whereby the authority of a Fund as owner of any securities may be exercised;

(iii)

deliver any securities to the issuer thereof, or its agent, when such securities are called, redeemed, retired or otherwise become payable at the option of the holder; provided that, in any such case, the cash or other consideration is to be delivered to PFPC Trust;

(iv)

deliver any securities held for a Fund against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation or other entity, or the exercise of any conversion privilege;

(v)

deliver any securities held for a Fund to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation or other entity, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

(vi)

make such transfer or exchanges of the assets of a Fund and take such other steps as shall be stated in said Oral Instructions or Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

(vii)	release securities belonging to a Fund to any bank or trust company for the purpose of a pledge or hypothecation to secure any loan incurred by the

Fund; provided, however, that securities shall be released only upon payment to PFPC Trust of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made subject to proper prior authorization, further securities may be released for that purpose; and repay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

(viii)

release and deliver securities owned by a Fund in connection with any repurchase agreement entered into on behalf of the Fund, but only on receipt of payment therefor; and pay out monies of the Fund in connection with such repurchase agreements, but only upon the delivery of the securities;

(ix)	release and deliver or exchange securities owned by a Fund in connection with any conversion of such securities, pursuant to their terms, into other securities;

(x)	release and deliver securities to a broker in connection with the broker’s custody of margin collateral relating to futures and options transactions;

(xi)	release and deliver securities owned by a Fund for the purpose of redeeming in kind Shares of the Fund upon delivery thereof to PFPC Trust; and

(xii)	release and deliver or exchange securities owned by a Fund for other purposes;

provided that PFPC Trust shall not take any action relating to any investments in or holdings of any Portfolio Funds except upon Written Instructions.

(e)           Use of Book-Entry System or Other Depository.  PFPC Trust will deposit in Book-Entry Systems and other depositories all securities belonging to a Fund eligible for deposit therein and will utilize Book-Entry Systems and other depositories to the extent possible in connection with settlements of purchases and sales of securities by the Fund, and deliveries and returns of securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings.  PFPC Trust shall continue to perform such duties until it receives Written Instructions or Oral Instructions authorizing contrary actions.  Notwithstanding anything in this Agreement to the contrary, PFPC Trust’s use of the Book-Entry System shall comply with the requirements of Rule 17f-4 under the 1940 Act.

PFPC Trust shall administer the Book-Entry System or other depository as follows:

(i)            With respect to securities of a Fund which are maintained in a Book-Entry System or another depository, the records of PFPC Trust shall identify by book-entry or otherwise those securities as belonging to the Fund.

(ii)           Assets of a Fund deposited in a Book-Entry System or another depository will (to the extent consistent with applicable law and standard practice) at all times be segregated from any assets and cash controlled by PFPC Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities.

PFPC Trust will provide the Funds with such reports on its own system of internal control as the Fund may reasonably request from time to time.

(f)            Registration of Securities.  All securities held for a Fund which are issued or issuable only in bearer form, except such securities maintained in the Book-Entry System or in another depository, shall be held by PFPC Trust in bearer form; all other securities maintained for a Fund may be registered in the name of the Fund, PFPC Trust, a Book-Entry System, another depository, a sub-custodian, or any duly appointed nominees of the Fund, PFPC Trust, a Book-Entry System, depository or sub-custodian.  Each Fund reserves the right to instruct PFPC Trust as to the method of registration and safekeeping of the securities of the Fund; provided, however, that Interests shall not be registered in the name of PFPC Trust.  The Funds agree to furnish to PFPC Trust appropriate instruments to enable PFPC Trust to maintain or deliver in proper form for transfer, or to register in the name of its nominee or in the name of a Book-Entry System or in the name of another appropriate entity, any securities which it may maintain pursuant to this Agreement, including, without limitation, the power of attorney attached hereto as Appendix C.  With respect to uncertificated securities that are registered in the name of a Fund or a nominee thereof (including any uncertificated Interests), PFPC Trust will reflect such securities on its records based upon the holdings information provided to it by the issuer of such securities, but notwithstanding anything in this Agreement to the contrary, PFPC Trust shall not be obligated to safekeep such securities or to perform other duties with respect to such securities other than to: (i) make payment for the purchase of such securities upon receipt of Oral or Written Instructions, (ii) accept in sale proceeds received by PFPC Trust upon the sale of such securities of which PFPC Trust is informed pursuant to Oral or Written Instructions, (iii) accept in other distributions received by PFPC Trust with respect to such securities or reflect on its records any reinvested distributions with respect to such securities of which it is informed by the issuer of the securities, and (iv) with respect to a Fund’s purchase and sale of Interests, upon receipt of Written Instructions, receive, complete, execute and forward to the appropriate party any and all Subscription Documents, and perform such duties as set forth herein, including such actions contemplated in the power of attorney attached hereto as Appendix C.

(g)           Voting and Other Action.  Neither PFPC Trust nor its nominee shall vote any of the securities held pursuant to this Agreement by or for the account of a Fund, except in accordance with Written Instructions.  PFPC Trust, directly or through the use of another entity, shall execute in blank and promptly deliver all notices, proxies and proxy soliciting materials actually received by PFPC Trust as custodian of the Property to the registered holder of such securities.  If the registered holder is not a Fund, then Written Instructions or Oral Instructions must designate the person who owns such securities.

(h)           Transactions Not Requiring Instructions.  Notwithstanding anything in this

Agreement requiring instructions in order to take a particular action, in the absence of a contrary Written Instruction PFPC Trust is authorized to take the following actions without the need for instructions (provided that PFPC Trust shall not take any action relating to any investments in or holdings of any Portfolio Funds except upon Written Instructions):

(i)            Collection of Income and Other Payments.

(A)          collect and receive for the account of the applicable Fund, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly advise the Fund of such receipt and credit such income to the Fund’s custodian account;

(B)           endorse and deposit for collection, in the name of the applicable Fund, checks, drafts, or other orders for the payment of money;

(C)           receive and hold for the account of the applicable Fund all securities received as a distribution on the Fund’s securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any securities belonging to the Fund and held by PFPC Trust hereunder;

(D)          present for payment and collect the amount payable upon all securities which may mature or be called, redeemed, or retired or otherwise become payable (on a mandatory basis) on the date such securities become payable; and

(E)           take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.

(ii)           Miscellaneous Transactions.

(A)          PFPC Trust is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

(1)           for examination by a broker or dealer selling for the account of a Fund in accordance with street delivery custom;

(2)           for the exchange of interim receipts or temporary securities for definitive securities; and

(3)           for transfer of securities into the name of a Fund or PFPC Trust or a sub-custodian or a nominee of one of the foregoing, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to PFPC Trust.

(B)           PFPC Trust shall:

(1)           pay all income items held by it which call for payment upon presentation and hold the cash received by it upon such payment for the account of a Fund;

(2)           collect interest and cash dividends received, with notice to the applicable Fund, for the account of the Fund;

(3)           hold for the account of the applicable Fund all stock dividends, rights and similar securities issued with respect to any securities held by PFPC Trust; and

(4)           subject to receipt of such documentation and information as PFPC Trust may request, execute as agent on behalf of the Fund all necessary ownership certificates required by a national governmental taxing authority or under the laws of any U.S. state now or hereafter in effect, inserting the applicable Fund’s name on such certificate as the owner of the securities covered thereby, to the extent it may lawfully do so.

(iii)                                          Other Matters.

(A)          subject to receipt of such documentation and information as PFPC Trust may request, PFPC Trust will, in such jurisdictions as PFPC Trust may agree from time to time, seek to reclaim or obtain a reduction with respect to any withholdings or other taxes relating to assets maintained hereunder (provided that PFPC Trust will not be liable for failure to obtain any particular relief in a particular jurisdiction); and

(B)           PFPC Trust is authorized to deduct or withhold any sum in respect of tax which PFPC Trust considers is required to be deducted or withheld “at source” by any relevant law or practice.

(i)            Segregated Accounts.  PFPC Trust shall upon receipt of Written Instructions or Oral Instructions establish and maintain segregated accounts on its records for and on behalf of each Fund.  Such accounts may be used to transfer cash and securities, including securities in a Book-Entry System or other depository:

(i)            for the purposes of compliance by each Fund with the procedures required by a securities, futures or option exchange, provided such procedures comply with the 1940 Act and any releases of the SEC relating to the maintenance of segregated accounts by registered investment companies; and

(ii)           upon receipt of Written Instructions, for other purposes.

(j)            Purchases of Securities.  PFPC Trust shall settle purchased securities upon receipt of Oral Instructions or Written Instructions that specify:

(i)            the name of the issuer and the title of the securities, including CUSIP number and share class if applicable;

(ii)           the number of shares or the principal amount purchased and accrued interest, if any;

(iii)          the date of purchase and settlement;

(iv)          the purchase price per unit;

(v)           the total amount payable upon such purchase; and

(v)           the name of the person from whom or the broker through whom the purchase was made, if applicable.

PFPC Trust shall upon receipt of securities purchased by or for a Fund (or otherwise in accordance with standard market practice) pay out of the monies held for the account of the Fund the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions or Written Instructions, provided that PFPC Trust shall not take any action relating to any investments in or holdings of any Portfolio Funds except upon Written Instructions.

(k)           Sales of Securities.  PFPC Trust shall settle sold or redeemed securities upon receipt of Oral Instructions or Written Instructions that specify:

(i)            the name of the issuer and the title of the security, including CUSIP number and share class if applicable;

(ii)           the number of shares or principal amount sold, and accrued interest, if any;

(iii)          the date of trade and settlement;

(iv)          the sale price per unit;

(v)           the total amount payable to the applicable Fund upon such sale;

(vi)          the name of the broker through whom or the person to whom the sale was made; and

(vii)         the location to which the security must be delivered and delivery deadline, if any (the provisions of this sub-section (vii) do not apply to sales or redemptions of Interests);

provided that PFPC Trust shall not take any action relating to any investments in or holdings of any Portfolio Funds except upon Written Instructions.

PFPC Trust shall deliver the securities upon receipt of the total amount payable to the Fund upon such sale, provided that the total amount payable is the same as was set forth in the Oral Instructions or Written Instructions.  Notwithstanding anything to the contrary in this Agreement, PFPC Trust may accept payment in such form as is consistent with standard industry practice and may deliver assets and arrange for payment in accordance with standard market practice.

(l)            Reports; Proxy Materials.

(i)            PFPC Trust shall furnish to each Fund the following reports:

(A)          such periodic and special reports as the Fund may reasonably request;

(B)           a monthly statement summarizing all transactions and entries for the account of the Fund, listing each portfolio security belonging to the Fund (with the corresponding security identification number, if any) held at the end of such month and stating the cash balance of the Fund at the end of such month;

(C)           the reports required to be furnished pursuant to Rule 17f-4 under the 1940 Act; and

(D)          such other information as may be agreed upon from time to time between the Fund and PFPC Trust.

(ii)           PFPC Trust shall transmit promptly to the applicable Fund any proxy statement, proxy material, notice of a call or conversion, other corporate action or similar communication received by it as custodian of the

Property.  PFPC Trust shall be under no other obligation to inform the Fund as to such actions or events.  For clarification, upon termination of this Agreement, PFPC Trust shall have no responsibility to transmit such material or to inform the Funds or any other person of such actions or events if received or informed after the termination date.

(m)          Crediting of Account.  PFPC Trust may in its sole discretion credit the Account with respect to income, dividends, distributions, coupons, option premiums, other payments or similar items prior to PFPC Trust’s actual receipt thereof, and in addition PFPC Trust may in its sole discretion credit or debit the assets in the Account on a contractual settlement date with respect to any sale, exchange or purchase applicable to the Account; provided that nothing herein or otherwise shall require PFPC Trust to make any advances or to credit any amounts until PFPC Trust’s actual receipt thereof.  If PFPC Trust credits the Account with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of PFPC Trust’s actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of PFPC Trust’s actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) PFPC Trust is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation PFPC Trust is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, PFPC Trust shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Account, and to otherwise pursue recovery of any such amounts so credited from the applicable Fund.  Each Fund hereby grants to PFPC Trust and to each sub-custodian utilized by PFPC Trust in connection with providing services to the Fund a first priority contractual possessory security interest in and a right of setoff against the assets maintained hereunder in the amount necessary to secure the return and payment to PFPC Trust and to each such sub-custodian of any advance or credit made by PFPC Trust and/or by such sub-custodian (including reasonable charges related thereto).  Notwithstanding anything in this Agreement to the contrary, PFPC Trust shall be entitled to assign any rights it has under this sub-section (m) to any sub-custodian utilized by PFPC Trust in connection with providing services to a Fund which sub-custodian makes any credits or advances with respect to the Fund.

(n)           Collections.  All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by PFPC Trust) shall be at the sole risk of the Funds.  If payment is not received by PFPC Trust within a reasonable time after proper demands have been made, PFPC Trust shall notify the applicable Fund in writing, including copies of all demand letters, any written responses and memoranda of all oral responses and shall await instructions from the Fund.  PFPC Trust shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction.   PFPC Trust shall also notify the Fund as soon as reasonably practicable whenever income due on securities is not collected in due course and shall provide the Fund with periodic status reports of such income collected after a reasonable time.

(o)           Excess Cash Sweep. PFPC Trust will, consistent with applicable law, sweep any net excess cash balances daily into an investment vehicle or other instrument designated in Written Instructions, so long as the investment vehicle or instrument is reasonably acceptable to PFPC Trust, such acceptance shall not be unreasonably withheld, subject to a fee, paid to PFPC Trust for such service, to be agreed between the parties. Such investment vehicle or instrument may be offered by an affiliate of PFPC Trust or by a PFPC Trust client and PFPC Trust may receive compensation therefrom.

(p)           Foreign Exchange. PFPC Trust, its sub-custodians and the respective affiliates of such entities (together, “Affiliated Entities”) jointly or separately may act as principal and/or agent for foreign exchange (“FX”) transactions for the Funds, and any of the Affiliated Entities may arrange FX transactions for the Fund with third parties that act as principal or agent.  Affiliated Entities and third parties may receive fees and other compensation in connection with FX transactions for the Funds, and PFPC Trust may receive from such entities a portion of their fees or other compensation.  Unless PFPC Trust itself is the principal for a FX transaction, PFPC Trust will not be responsible and shall have no liability for the actions or omissions of any principal (including any other Affiliated Entity) to any FX transaction for the Funds nor any responsibility to monitor the commercial terms of any such FX transactions.

14.          Duration and Termination. Except as otherwise provided in this Agreement, this Agreement shall continue until terminated by the Funds or PFPC Trust on sixty (60) days’ prior written notice to the other party.  If this Agreement is terminated with respect to a particular Fund, this Agreement shall remain in full force and effect with respect to the remaining Funds.  In the event this Agreement is terminated (pending appointment of a successor to PFPC Trust or determination by the applicable Fund(s) to dissolve or to function without a custodian of its cash, securities or other property), PFPC Trust shall not deliver the Fund’s cash, securities or other property to the Fund.  It may deliver them to a bank or trust company of PFPC Trust’s choice, having aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000), as a custodian for the Fund to be held under terms similar to those of this Agreement; provided, however, that in the event this Agreement is terminated by PFPC Trust, PFPC Trust shall not make such delivery until the earlier of thirty (30) days after termination hereof or the Fund’s appointment of a successor custodian.  PFPC Trust shall not be required to make any delivery or payment of assets upon termination until full payment shall have been made to PFPC Trust of all of its fees, compensation, costs and expenses (including without limitation fees and expenses associated with deconversion or conversion to another service provider and other trailing expenses incurred by PFPC Trust); provided, however, that PFPC Trust shall provide the Fund(s), at the time of such delivery or payment of assets, with a reasonable estimate of such deconversion, conversion and other trailing fees and expenses in order to enable the Fund(s) to make full payment to PFPC Trust of all of its fees, compensation, costs and expenses, and PFPC Trust shall refund to the Fund(s) any overpayment of expenses, or assess the Fund(s) for any underpayment of expenses, after reconciling actual expenses to estimated expenses.  PFPC Trust shall have a first priority contractual possessory security interest in and shall have a right of setoff against the Property as security for the payment of its fees, compensation, costs and expenses.  PFPC Trust will reasonably cooperate with the Fund and any successor service provider or providers with respect to a conversion.

15.          Notices.  Notices shall be addressed (a) if to PFPC Trust at 8800 Tinicum Boulevard, 4th

Floor, Philadelphia, Pennsylvania 19153, Attention: Sam Sparhawk (or such other address as PFPC Trust may inform the Fund in writing); (b) if to a Fund, at 55 Water Street, New York, New York 10041, Attention: [                        ] (or such other address as the Fund may inform PFPC Trust in writing); or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the receiving party.  If notice is sent by confirming electronic delivery, hand or facsimile sending device, it shall be deemed to have been given immediately.  If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed.  If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

16.          Amendments.  This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.  For the avoidance of doubt, it is acknowledged and agreed that this Agreement may not be modified or amended by an Oral Instruction.

17.          Delegation; Assignment.  PFPC Trust may assign its rights and delegate its duties under this Agreement to any affiliate of PFPC Trust or of The PNC Financial Services Group, Inc., provided that PFPC Trust gives the Funds thirty (30) days’ prior written notice of such assignment or delegation.

18.          Facsimile Signatures; Counterparts.  This Agreement may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument.  The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.

19.          Nature of Fund Obligations.  The obligations of each Fund to PFPC Trust hereunder shall be several and not joint.  No Fund shall have the authority to act for or bind or waive the rights of any other Fund.  Each Fund that is a signatory hereto agrees to the inclusion as a party hereto of another Fund that is consented to by PFPC Trust, whose information is set forth on Appendix A hereto and that signs a counterpart signature page hereto.

20.          Separate Agreements.  This Agreement shall be interpreted to carry out the intent of the parties hereto that PFPC Trust is entering into a separate arrangement with each separate Fund.

21.          Miscellaneous.

(a)           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to fees, delegated duties and Oral

Instructions.

(b)           No Representations or Warranties.  Except as expressly provided in this Agreement, PFPC Trust hereby disclaims all representations and warranties, express or implied, made to the Funds or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  PFPC Trust disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(c)           No Changes that Materially Affect Obligations.  Notwithstanding anything in this Agreement to the contrary, each Fund agrees not to make any modifications to its Registration Statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC Trust hereunder without the prior written approval of PFPC Trust, which approval shall not be unreasonably withheld, conditioned or delayed.  The scope of services to be provided by PFPC Trust under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Funds, unless the parties hereto expressly agree in writing to any such increase.

(d)           Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(e)           Information. The Funds will provide such information and documentation as PFPC Trust may reasonably request in connection with services provided by PFPC Trust to the Funds.

(f)            Governing Law.  This Agreement shall be deemed to be a contract made in Delaware in the United States and governed by Delaware law, without regard to principles of conflicts of law.

(g)           Partial Invalidity.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(h)           Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

(i)            Facsimile Signatures.  The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(j)            Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Consistent with this requirement, PFPC Trust may request (or may have already requested) each Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth.  PFPC Trust may also ask (and may have already asked) for additional identifying information, and PFPC Trust may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(k)           Representations, Warranties and Covenants.  Each party represents and warrants to and covenants with the other that it has adopted policies and procedures reasonably designed to detect and prevent money laundering activities in compliance with applicable laws, regulations and regulatory interpretations.  In addition, the Fund hereby represents and warrants to and covenants with PFPC Trust that:

(i)            PFPC Trust shall have full authority (whether under the provisions of a Fund’s governing documents, this Agreement, a power of attorney, any vote, resolution or proceeding relating to the Fund or otherwise), to receive, complete, execute and forward to the appropriate party any and all Subscription Documents in accordance with Written Instructions, and to take such other action on behalf of the Fund with respect to the purchase and sale of Interests pursuant to Written Instructions (for the avoidance of doubt, the Fund agrees to execute a limited power of attorney granting PFPC Trust authority to execute the Subscription Documents as attorney-in-fact, a form of which is attached hereto as Appendix C (“POA”), and the Fund authorizes PFPC Trust to provide such POA or similar documentation to any Portfolio Fund which requests verification or proof of PFPC Trust’s authority to execute Subscription Documents or take any other action contemplated under this Agreement); and

(ii)           each of the responses, representations, warranties and covenants made or provided by a Fund or its Authorized Person to PFPC Trust in connection with the Subscription Documents (including, without limitation, any and all anti-money laundering representations) are and will at all times be true, correct and complete.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC TRUST COMPANY

By:

Name:

Title:

LEGG MASON PERMAL GLOBAL ACTIVE STRATEGIES MASTER FUND

By:

Name:

Title:

LEGG MASON PERMAL GLOBAL ACTIVE STRATEGIES FUND

By:

Name:

Title:

LEGG MASON PERMAL GLOBAL ACTIVE STRATEGIES TEI FUND

By:

Name:

Title:

APPENDIX A

Name of Fund	Type of Fund	Form/Jurisdiction of Fund
LEGG MASON PERMAL GLOBAL ACTIVE STRATEGIES MASTER FUND	Closed-end, registered investment company under the 1940 Act (Master Fund)	Delaware statutory trust
LEGG MASON PERMAL GLOBAL ACTIVE STRATEGIES FUND	Closed-end, registered investment company under the 1940 Act (Feeder Fund)	Delaware statutory trust
LEGG MASON PERMAL GLOBAL ACTIVE STRATEGIES TEI FUND	Closed-end, registered investment company under the 1940 Act (Feeder Fund)	Delaware statutory trust

APPENDIX B

Definitions

As used in This Agreement:

(a)           “1933 Act” means the Securities Act of 1933, as amended.

(b)           “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)           “1940 Act” means the Investment Company Act of 1940, as amended.

(d)           “Authorized Person” means any person authorized by a Fund’s Governing Board to give Oral or Written Instructions on behalf of the Fund.  An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(e)           “Book-Entry System” means the Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees and any book-entry system registered with the SEC under the 1934 Act.

(f)            “Governing Board” means the board of trustees or directors of a Fund or, as duly authorized, a competent committee thereof.

(g)           “Interests” means a Fund’s equity interest in, or security issued by, a Portfolio Fund, including, without limitation, (i) shares of capital stock issued by Portfolio Funds organized as corporations or companies, (ii) limited partnership interests in Portfolio Funds organized as limited partnerships, and (iii) member interests in Portfolio Funds organized as limited liability companies.

(h)           “Oral Instructions” mean oral instructions received by PFPC Trust from an Authorized Person or from a person reasonably believed by PFPC Trust to be an Authorized Person.  PFPC Trust may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(i)            “PFPC Trust” means PFPC Trust Company or a subsidiary or affiliate of PFPC Trust Company.

(j)            “Portfolio Fund” shall have the same meaning as set forth in the applicable Fund’s Registration Statement.

(k)           “Property” means:

(i)            Interests;

(ii)           any and all other securities and investment items which a Fund may from time to time deposit, or cause to be deposited, with PFPC Trust or which PFPC Trust may from time to time hold for the Fund;

(iii)          all income in respect of any of such securities or other investment items;

(iv)          all proceeds of the sale of any of such securities or investment items; and

(v)           all proceeds of the sale of Shares issued by a Fund, which are received by PFPC Trust from time to time, from or on behalf of the Fund.

(l)            “Registration Statement” means, with respect to a Fund, such Fund’s most recently effective registration statement as filed with the SEC.

(m)          “SEC” means the Securities and Exchange Commission.

(n)           “Securities Laws” mean the 1933 Act, the 1934 Act, the 1940 Act, and the rules and regulations promulgated thereunder.

(o)           “Shareholder” means a record owner of Shares of a Fund.

(p)           “Shares” refer collectively to the shares of beneficial interest or class thereof of a Fund as may be issued from time to time.

(q)           “Subscription Documents” mean any subscription agreements (or the equivalent), investor questionnaires, purchase applications, related agreements and similar materials (and any forms, correspondence and other documents ancillary thereto) relating to a Fund’s investments in Portfolio Funds.

(r)            “Written Instructions” mean (i) written instructions signed by two Authorized Persons (or persons reasonably believed by PFPC Trust to be Authorized Persons) and received by PFPC Trust or (ii) trade instructions transmitted by means of an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access.  The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, or facsimile sending device.

APPENDIX C

POWER OF ATTORNEY

                                                              , [a Delaware statutory trust] [an exempted limited partnership organized under the laws of the Cayman Islands] (the “Fund”), DOES HEREBY CONSTITUTE AND APPOINT PFPC TRUST COMPANY, a limited purpose trust company incorporated under the laws of Delaware (“PFPC Trust”), together with its affiliates, including any direct or indirect subsidiary and its officers and employees, as its true and lawful agents and attorneys-in-fact (the “Attorney(s)-in-fact”), in their name, place and stead to act as the Fund’s agent for the following purposes:

1.     Receiving, completing, and forwarding to the appropriate party, any subscription documents (or the equivalent), investor questionnaires and similar materials for investments in which the Fund desires to invest or redemptions therefrom;

2.     Signing any applications necessary (or, in the Attorney(s)-in-fact’s opinion, desirable) to achieve any of the matters or things referred to above, and any forms, correspondence and other documents ancillary thereto; and

3.     Any other action which the Attorney(s)-in-fact deem is necessary or desirable in connection with any of the above.

The Fund hereby undertakes to ratify and confirm anything the Attorney(s)-in-fact may do pursuant to this Power of Attorney which does not constitute negligence, willful misconduct or fraud and the Fund confirms that PFPC Trust is entitled to sign documents on the Fund’s behalf which shall be treated for all purposes as if they have been signed in the Fund’s own name.

The Fund confirms that the Attorney(s)-in-fact may rely on any information supplied to it/them by the Fund (or other persons on the Fund’s behalf) in relation to the performance of its/their duties and powers hereunder.  The Fund warrants that the information supplied to the Attorney(s)-in-fact is complete, accurate and not misleading in any respect and undertake to inform the Attorney(s)-in-fact immediately of any changes that would render the information supplied inaccurate, incomplete or misleading.

The Fund confirms that the Attorney(s)-in-fact and, its/their officers, directors, agents and employees, shall be indemnified, defended and held harmless for any actions or omissions to act in any way relating to or arising out of this Power of Attorney in accordance with Section 12 of the Custodian Services Agreement between PFPC Trust and the Fund dated June 12, 2008 (the “Agreement”), and that any limitations on liability or damages as provided under Section 11 of the Agreement shall apply with respect to any action or omission to act in any way relating to or arising out of this Power of Attorney.

The Fund declares that this Power of Attorney shall be irrevocable for the period that PFPC Trust is the custodian of the Fund, unless the Fund and PFPC Trust otherwise agree in writing.  The Fund further declares that the Attorney(s)-in-fact shall not be liable for acting in a way as if this

Power of Attorney were still valid, unless the Fund has delivered express notice of its termination to the Attorney(s)-in-fact.

The Fund confirms that this Power of Attorney may be shown to any governmental authority with jurisdiction over the Fund, the Attorney(s)-in-fact, or other relevant persons, if reasonably necessary to demonstrate the Attorney(s)-in-fact’s authority pursuant hereto.   The Fund also confirms that it shall not, nor shall any other person on its behalf, initiate, conduct, negotiate or arrange any of the matters or things which the Attorney(s)-in-fact are hereby empowered to do or perform (or attempt to do the same) without prior notice to the Attorney(s)-in-fact.

The Fund warrants that this Power of Attorney is valid and binding upon it and its successors and assigns for all purposes and that it has the power and authority to enter into, and the Fund has taken all necessary action(s) to authorize the execution and delivery of, this Power of Attorney.

This Power of Attorney shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF the Fund has caused this Power of Attorney to be duly executed this        day of                   , 200    .

By:          LEGG MASON PERMAL GLOBAL ACTIVE STRATEGIES MASTER FUND

By:
Name:
Title:

Notary:

STATE OF                                                                                   )

                                                                                                       ) ss

County / Country of                                                                        )

On this                  day of                                     , 200    , before me                                                         , a Notary Public in and for said County and State, residing therein duly commissioned and sworn, personally appeared                                          personally known to me to be the                              of the [corporation] described, executed the within instrument on behalf of the [corporation] therein named, and acknowledged that such [corporation] executed the same, pursuant to its bylaws or a resolution of its [board of directors].

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, the day and year in this Certificate first above written.

Notary